Exhibit 23.2

EFP Rotenberg LLP
Certified Public Accountants
1870 Winton Road S., Suite 200
Rochester, New York 14618

Consent Of Independent Registered Public Accounting Firm

Corning Natural Gas Corporation
330 W. William St.
Corning, New York 14830

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated December 18, 2009, relating to the financial statements and schedules of Corning Natural Gas Corporation, appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2009. We also hereby consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP
Rochester, New York
July 1, 2010